FOR IMMEDIATE RELEASE

Yahoo! Reports Third Quarter 1999 Financial Results

Company Audience Surpasses 100 Million Unique Users Worldwide in September

    SANTA CLARA, Calif.—Oct. 6, 1999—Yahoo! Inc. (Nasdaq: YHOO) today reported net revenues totaling $155,078,000 for the third quarter ended Sept. 30, 1999, a 134 percent increase over net revenues of $66,290,000 in the third quarter of 1998. Pro forma net income for the quarter was $40,407,000 or $0.14 per share diluted, excluding merger-related charges incurred in the acquisition of broadcast.com and the effects of amortization of intangible assets. This compares to pro forma net income of $6,916,000 or $0.02 per share diluted for the same period in 1998, and pro forma net income of $27,060,000 or $0.09 per share diluted in the second quarter ended June 30, 1999. Net income, including the merger-related charges and effects of amortization of intangible assets for the quarter ended Sept. 30, 1999, was $14,862,000 or $0.05 per share diluted, compared to a net income of $4,249,000 or $0.01 per share diluted for the comparable period in the previous year. The financial results for all periods presented have been restated to reflect the acquisition of broadcast.com, which was completed in July 1999.

    "During the quarter, we achieved record levels in terms of revenues, consumer audience, and advertising and merchant clients," said Tim Koogle, chairman and CEO, Yahoo!. "This performance is the result of the broad, global base of users, clients, and partners we have built and the leverage associated with developing a highly integrated media, commerce, and communications platform. The strong brand and expansive worldwide presence we have established positions us to continue our leadership role into the 21st century."

Audience Growth and Usage

    Yahoo!'s audience, reach, and traffic continued to increase in the third quarter. More than 105 million unique users worldwide visited the Yahoo! global network of properties during the month of September 1999. The company's registration base grew to more than 80 million cumulative database registrations for Yahoo!'s member services. Yahoo!'s combined reach among home and work users increased to a record 63.7 percent in the United States during August 1999, up from 61.9 percent in July 1999 (Media Metrix). Recent third-party research also ranks Yahoo! the No. 1 Web network in the U.K., Germany, France, Italy, Spain, Japan and Korea. Yahoo! recently launched Yahoo! China (http://www.yahoo.com.cn) and Yahoo! Mexico (http://www.yahoo.com.mx). The company now has 21 geographic World properties.

    During the month of September 1999, Yahoo!'s traffic increased to an average of 385 million page views per day, compared to an average of 310 million page views per day in June 1999. Yahoo! Japan's traffic, which is included in the above page view totals, increased to more than 33 million page views per day on average, compared to more than 22 million page views per day in June 1999.

    Yahoo! continued to extend its strategy to build the only place anyone in the world needs to go to find and get connected to anything or anyone and to buy anything. As part of this strategy, Yahoo! extended its commerce, communications, and media services during the quarter.

Commerce

    In anticipation of the upcoming holiday season, Yahoo! expanded its commerce services platform worldwide. Yahoo! Shopping, launched less than a year ago, has grown to more than 7,000 merchants and more than 4 million products today. Newly-designed product categories in Yahoo! Shopping now highlight merchant brands, offering increased merchandising opportunities and easier access for consumers. In addition, Yahoo! recently launched Yahoo! Wallet and Express Checkout to enable consumers to store their credit card information with Yahoo! and quickly and conveniently purchase products across thousands of merchants. Yahoo! Shopping welcomed numerous brand name merchants during the quarter, including Art.com, Eddie Bauer, KB Kids, REI, and Patagonia. Yahoo! also launched shopping services in Canada and Japan.

    In addition, the company launched local Yahoo! Auctions services in France, Germany, Italy, Spain, Sweden, Japan and Singapore. Yahoo! now offers localized auction services in 10 countries outside the United States, in seven languages around the world. Yahoo! Auctions (http://auctions.yahoo.com) now features 930,000 products across 3,600 categories. Yahoo! Classifieds (http://classifieds.yahoo.com) has also grown significantly, featuring more than 2.6 million listings.

    In support of the company's efforts to provide the leading personal financial services on the Web, Yahoo! teamed with CheckFree and introduced online bill payment services through Yahoo! Finance (http://finance.yahoo.com) for its users in the United States. In addition, Yahoo! joined with Bank of America and Telebank in the United States, National Westminster Bank in the United Kingdom, and Openbank in Spain to give Yahoo! Finance and My Yahoo! users secure electronic access to their bank account information.

Communications

    During the quarter, Yahoo! continued to build a broad set of global communications tools in universally-popular areas such as email, instant messaging, and chat. The company launched Yahoo! Mobile (http://mobile.yahoo.com) to enable users to manage their wireless and mobile communications from one convenient location. The new service also lets Yahoo! users send customized content from their My Yahoo! preferences to wireless devices, including pagers, data phones, and personal digital assistants. Yahoo! Mobile features a library of approximately 4,700 downloadable Palm software applications. Yahoo! launched Yahoo! Briefcase (http://briefcase.yahoo.com), a file-storage and photo-album product allowing individuals to store and share files in one central location on the Internet. In addition, the company enhanced its Yahoo! Mail service with the launch of Yahoo! Greetings (http://greetings.yahoo.com), a free electronic greeting card service.

Media

    During the quarter, Yahoo! expanded its media business and further integrated programming throughout its global network. The company completed its acquisition of broadcast.com and introduced a new service named Yahoo! Broadcast (http://www.broadcast.com), the comprehensive source for audio and video programming on the Web. In addition, Yahoo! began integrating rich audio and video programming across its media properties, including Yahoo! News (http://news.yahoo.com), Yahoo! Sports (http://sports.yahoo.com), Yahoo! Shopping (http://shopping.yahoo.com), Yahoo! Finance (http://finance.yahoo.com), Yahoo! Digital (http://digital.yahoo.com), and Yahoo! TV Guide (http://tv.yahoo.com). Yahoo! launched Yahoo! Digital (http://digital.yahoo.com), enabling users to watch and listen to music broadcasts, and also allowing users to self-publish and sell their own music online. Yahoo! Broadcast also provides Yahoo! the ability to package and distribute media for corporate clients.

    Yahoo! GeoCities (http://geocities.yahoo.com), one of the world's largest online communities, began offering Yahoo! Pagebuilder, a point-and-click, drag-and-drop tool, enabling novice users to easily create professional-looking home pages. Yahooligans! (http://www.yahooligans.com), one of the leading guides on the Web for kids, launched Parents' Guide, delivering safety tips for families, roadmaps to educational content, and a guide to products that block, filter, or monitor access to Internet content.

Distribution

    Yahoo! continued to expand upon its Yahoo! Everywhere™ strategy to make Yahoo!'s services available to the largest audience of Web users of any device, from any access point, at any time. In September, users accessed Yahoo! through 25 million unique IP addresses, representing more than 5,000 different Internet Service Providers of dialup, high speed cable, DSL, and satellite Internet access in the United States. Sprint PCS Internet-enabled wireless digital phones became available nationwide during the third quarter, offering a range of Yahoo! services to consumers. In addition, Yahoo! joined forces with Hewlett-Packard to serve as Yahoo!'s strategic channel partner for Corporate My Yahoo!, with HP providing sales, marketing, system integration, and customer support for Fortune 1000 clients.

Merchant and Advertiser Services

    Yahoo!'s advertiser and merchant base increased to 3,150 clients, including major new accounts and brands such as American Greetings, Conseco Insurance, Fila, Hard Rock Café, Kellogg's, Nordstrom, Office Max, Sega, Viagra, and Webvan. Yahoo! welcomed several premier merchants, including Ashford.com, eve.com, living.com, Miadora, OnHealth.com, US SEARCH.com, and WeddingNetwork.com. During the quarter, Yahoo! expanded the marketing services available through its Fusion Marketing Online™ platform with several new highly targeted programs for advertisers and merchants, including the ability to target with multiple demographics within vertical properties and direct mail campaigns.

About Yahoo!

    Yahoo! Inc. is a global Internet media company that offers a branded network of media, commerce, and communication services to 105 million users worldwide. As the first online navigational guide to the Web, www.yahoo.com is the leading guide in terms of traffic, advertising, household and business user reach, and is one of the most recognized brands associated with the Internet. The company also provides online business services designed to enhance Yahoo!'s clients' Web services, including audio and video streaming, store hosting and management, and Web site tools and services. The company's global Web network includes 21 World properties. Yahoo! has offices in Europe, the Asia Pacific, Latin America, Canada and the United States, and is headquartered in Santa Clara, Calif.

    This announcement contains forward-looking statements that involve risks and uncertainties, including those relating to the company's ability to grow its user and advertiser bases, its advertising and commerce revenues, and to continue to generate profits and positive cash flow from operations. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of future performance. The potential risks and uncertainties include, among others, the company's limited operating history, the increasingly competitive and constantly changing environment for advertising sales and for Yahoo! branded services, the early stage of the Web as an advertising and commerce medium, the company's dependence on advertising revenues and on third parties for technology, content, and distribution, and the company's ability to successfully integrate its acquired companies, especially GeoCities and broadcast.com. More information about potential factors that could affect the company's business and financial results is included in the company's Annual Report on Form 10-K for the year ended Dec. 31, 1998, and the Quarterly Report on Form 10-Q for the period ended June 30, 1999, including (without limitation) under the captions, "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Risk Factors," which are on file with the Securities and Exchange Commission (http://www.sec.gov). The accompanying condensed consolidated statements of operations and balance sheets are an integral part of this announcement.

# # #

Yahoo!, the Yahoo! logo, Yahooligans!, Yahoo! Everywhere, and Fusion Marketing Online are
trademarks and/or registered trademarks of Yahoo! Inc.
All other names are trademarks and/or registered trademarks of their respective owners.

Contacts:
Gary Valenzuela	Diane Hunt
Senior Vice President and Chief Financial Officer	Director, Corporate Communications
Yahoo! Inc.	Yahoo! Inc.
(408) 731-3350	(408) 731-3441
investor_relations@yahoo-inc.com	diane@yahoo-inc.com

Yahoo! Inc.

Condensed Consolidated Balance Sheets
(in thousands)

	September 30, 1999	December 31, 1998
	(unaudited)	(unaudited)
ASSETS
Cash, cash equivalents, and investments in marketable debt securities	$790,534	$626,804
Accounts receivable, net	43,886	34,089
Property and equipment, net	44,529	31,007
Investments in marketable equity securities	56,004	1,910
Other assets	120,143	87,209

Total assets	$1,055,096	$781,019

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Accounts payable	$11,225	$9,986
Accrued expenses and other liabilities	82,519	52,977
Deferred revenue	72,365	39,796

Total liabilities	166,109	102,759

Minority interests in consolidated subsidiaries	2,981	1,248

Stockholders' equity:
Common Stock	919,824	748,015
Accumulated deficit	(56,291)	(71,861)
Accumulated other comprehensive income	22,473	858

Total stockholders' equity	886,006	677,012

	$1,055,096	$781,019

Note: The results for all periods presented have been restated to reflect the acquisition of broadcast.com which was completed during the quarter ended September 30, 1999 and accounted for as a pooling of interests.

Yahoo! Inc.

Unaudited Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	1999	1998	1999	1998
Net revenues	$155,078	$66,290	$387,525	$153,823
Cost of revenues	23,696	12,653	65,130	32,785
Amortization of purchased technology	2,500	1,462	7,174	1,879

Total cost of revenues	26,196	14,115	72,304	34,664

Gross profit	128,882	52,175	315,221	119,159

Operating expenses:
Sales and marketing	53,274	32,908	144,247	82,079
Product development	16,224	8,628	44,806	23,090
General and administrative	8,197	6,309	25,173	15,659
Amortization of intangibles	3,477	869	10,139	1,159
Other—non-recurring costs(1)	22,125	336	88,487	15,336

Total operating expenses	103,297	49,050	312,852	137,323

Income (loss) from operations	25,585	3,125	2,369	(18,164)
Investment income, net	10,018	6,665	26,691	10,967
Minority interests in operations of consolidated subsidiaries	(569)	10	(1,733)	365

Income (loss) before income taxes	35,034	9,800	27,327	(6,832)
Provision for income taxes(2)	20,172	5,551	10,932	9,682

Net income (loss)	$14,862	$4,249	$16,395	$(16,514)

Net income (loss) per share—diluted(3)	$0.05	$0.01	$0.06	$(0.08)

Shares used in per share calculation—diluted	296,336	279,842	296,860	211,669

(1)
Non-recurring costs consist of the following:

    •  During the quarter ended September 30, 1999, $22,125,000 was incurred in connection with the acquisition of broadcast.com.

    •  During the quarter ended June 30, 1999, $53,500,000 was incurred in connection with the acquisition of GeoCities, $1,525,000 was incurred in connection (with) the relocation of GeoCities employees, and an aggregate of $1,100,000 was incurred in connection with the acquisitions of Encompass and Online Anywhere.

    •  During the quarter ended March 31, 1999, $9,775,000 of in-process research and development was incurred in connection with the acquisition of a (development) stage Internet software company and $462,000 was incurred in connection with the acquisition of Net Roadshow.

    •  During the quarter ended September 30, 1998, $336,000 was incurred in connection with the acquisition of SimpleNet.

    •  During the quarter ended June 30, 1998, $15,000,000 of in-process research and development was incurred in connection with the acquisition of Viaweb Inc.

(2)
During the quarter ended June 30, 1999, the Company released its valuation allowance on certain acquired net operating losses as a result of a change in tax regulations resulting in a tax benefit. The tax provision also includes the effect of nondeductible acquisition-related costs.

(3)
The calculation for the 1998 periods includes the accretion of mandatory redeemable convertible preferred stock.

Note: The results for all periods presented have been restated to reflect the acquisition of broadcast.com which was completed during the quarter ended September 30, 1999 and accounted for as a pooling of interests.

Yahoo! Inc.

Unaudited Pro Forma Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	1999	1998	1999	1998
Net revenues	$155,078	$66,290	$387,525	$153,823
Cost of revenues	23,696	12,653	65,130	32,785

Gross profit	131,382	53,637	322,395	121,038

Operating expenses:
Sales and marketing	53,274	32,908	144,247	82,079
Product development	16,224	8,628	44,806	23,090
General and administrative	8,197	6,309	25,173	15,659

Total operating expenses	77,695	47,845	214,226	120,828

Income from operations	53,687	5,792	108,169	210
Investment income, net	10,018	6,665	26,691	10,967
Minority interests in operations of consolidated subsidiaries	(569)	10	(1,733)	365

Income before income taxes	63,136	12,467	133,127	11,542
Provision for income taxes	22,729	5,551	47,926	9,682

Pro forma net income	$40,407	$6,916	$85,201	$1,860

Pro forma net income per share—diluted	$0.14	$0.02	$0.29	$0.01

Shares used in per share pro forma calculation—diluted	296,336	279,842	296,860	269,521

Note: The above unaudited pro forma condensed consolidated statements of operations exclude the effects of the following:

    •  During the quarter ended September 30, 1999, $22,125,000 was incurred in connection with the acquisition of broadcast.com.

    •  During the quarter ended June 30, 1999, $53,500,000 was incurred in connection with the acquisition of GeoCities, $1,525,000 was incurred (in) connection with the relocation of GeoCities employees, and an aggregate of $1,100,000 was incurred in connection with the acquisitions of Encompass and Online Anywhere.

    •  During the quarter ended March 31, 1999, $9,775,000 of in-process research and development was incurred in connection with the acquisition of a development stage Internet software company and $462,000 was incurred in connection with the acquisition of Net Roadshow.

    •  During the quarter ended September 30, 1998, $336,000 was incurred in connection with the acquisition of SimpleNet.

    •  During the quarter ended June 30, 1998, $15,000,000 of in-process research and development was incurred in connection with the acquisition of Viaweb Inc.

    •  Amortization of purchased technology and goodwill and the accretion of mandatory redeemable convertible preferred stock.

  The above also assumes a 36% effective tax rate for the pro forma presentation of the three and nine month periods ended September 30, 1999.

Note: The results for all periods presented have been restated to reflect the acquisition of broadcast.com which was completed during the quarter ended September 30, 1999 and accounted for as a pooling of interests.